AMENDED SCHEDULE A

To the

Master Services Agreement

between

Ultimus Managers Trust

and

Ultimus Fund Solutions, LLC

Dated July 24, 2018

Fund Portfolio(s) (by fiscal year end)

HVIA Equity Fund	February 28
Ladder Select Bond Fund	February 28
Waycross Long/Short Equity Fund	February 28
Blueprint Growth Fund	May 31
Karner Blue Animal Welfare Fund	May 31
Wavelength Interest Rate Neutral Fund	May 31
Adler Value Fund	July 31
Kempner Multi-Cap Deep Value Fund	July 31
Blue Current Global Dividend Fund	August 31
Marshfield Concentrated Opportunity Fund	August 31
Stralem Equity Fund	October 31
Meehan Focus Fund	October 31
Lyrical International Value Equity Fund	November 30
Lyrical U.S. Value Equity Fund	November 30
Q3 All-Weather Sector Rotation Fund	November 30
Q3 All-Weather Tactical Fund	November 30

The parties duly executed this Amendment as of January 22, 2020.

	Ultimus Managers Trust		Ultimus Fund Solutions, LLC

By:	/s/ David R. Carson	By:	/s/ David James
Name:	David R. Carson	Name:	David James
Title:	President	Title:	Executive Vice President and Chief Legal and Risk Officer